                                                                     EXHIBIT 2.1

                               CROSSWALK.COM, INC.
                              WIKE ASSOCIATES, INC.
                                 STEPHEN M. WIKE

                      Plan of Reorganization and Agreement

                            Dated as of July 30, 1999

                                  TABLE OF CONTENTS

ARTICLE 1  THE TRANSACTION
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             1.1    The Transaction................................................................................1
             1.2    Consideration..................................................................................2
             1.3    Closing........................................................................................2


ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF WIKE

             2.1    Corporate Status of Wike.......................................................................4
             2.2    Authority......................................................................................4
             2.3    Capitalization.................................................................................4
             2.4    No Default or Violation........................................................................5
             2.5    Financial Statements...........................................................................5
             2.6    Absence of Material Adverse Changes and Undisclosed Liabilities................................5
             2.7    Title to Assets; Condition.....................................................................6
             2.8    Receivables....................................................................................6
             2.9    Contracts......................................................................................6
             2.10   Completeness of Documentation..................................................................7
             2.11   Compliance with Applicable Law.................................................................7
             2.12   Absence of Certain Changes.....................................................................7
             2.13   Litigation.....................................................................................8
             2.14   Tax Matters....................................................................................8
             2.15   Employee Benefit Plans; Compliance with ERISA..................................................9
             2.16   Employment-Related Matters....................................................................10
             2.17   Environmental.................................................................................10
             2.18   Product and Service Liability Claims..........................................................11
             2.19   Agreements, Contracts and Commitments.........................................................11
                    2.19.1  Existence.............................................................................11
                    2.12.2  Breach................................................................................12
             2.20   Customers and Orders..........................................................................13
             2.21   Suppliers.....................................................................................13
             2.22   Absence of Certain Payments...................................................................13
             2.23   Intellectual Property.........................................................................13
             2.24   Insurance Contracts; Banking Relationships....................................................13
             2.25   Interests of Officers and Directors...........................................................13
             2.26   No Misrepresentations.........................................................................14
             2.27   Investment Representations....................................................................14
             2.28   WEB Site Statistics...........................................................................15
             2.29   Subsidiaries; Investments.....................................................................15

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF CROSSWALK
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             3.1    Corporate Status of CROSSWALK.................................................................16
             3.2    Authority for Agreement.......................................................................16
             3.3    No Default or Violation.......................................................................16
             3.4    Absence of Material Adverse Changes...........................................................16

ARTICLE 4  COVENANTS

             4.1    Confidentiality...............................................................................17
             4.2    Further Assurances............................................................................17
                    4.2.1  Generally..............................................................................17
                    4.2.2  Collection of Receivables..............................................................17
                    4.2.3  Obtaining Consents.....................................................................17
             4.3    No-Shop Agreement.............................................................................17
             4.4    Defense of Claims and Litigation..............................................................18
             4.5    Retention of Books and Records................................................................18
             4.6    Non-Competition Agreement.....................................................................18
             4.7    Employees.....................................................................................18
             4.8    Indemnities ..................................................................................18
                    4.8.1  Indemnification of CROSSWALK...........................................................18
                    4.8.2  Indemnification of Stockholder.........................................................19
                    4.8.3  Third Party Claims.....................................................................19
                    4.8.4  Minimum Liability......................................................................20
             4.9    Distribution of Proceeds......................................................................20

ARTICLE 5  DEFINITIONS AND MISCELLANEOUS

             5.1    Definitions of Certain Terms..................................................................20
             5.2    Brokerage.....................................................................................22
             5.3    Amendments and Supplements....................................................................22
             5.4    Extensions and Waivers........................................................................22
             5.5    Survival of Representations and Warranties....................................................23
             5.6    Expenses......................................................................................23
             5.7    Governing Law.................................................................................23
             5.8    Alternative Dispute Resolution................................................................23
             5.9    Notice........................................................................................23
             5.10   Entire Agreement, Assignability, etc..........................................................24
             5.11   Cumualtive Rights and Remedies................................................................24
             5.12   Severability..................................................................................24
             5.13   Counterparts..................................................................................24
             5.14   Termination...................................................................................25

                             PLAN OF REORGANIZATION
                                  AND AGREEMENT

                                      AMONG

                              CROSSWALK.COM, INC.,

                             CROSSWALK MERGER CORP.,

                             WIKE ASSOCIATES, INC.,

                            AND ITS SOLE STOCKHOLDER,

                                 STEPHEN M. WIKE

     THIS PLAN OF REORGANIZATION AND AGREEMENT (the "Agreement"), is made this 30th day of July, 1999, by and among CROSSWALK.COM, INC., a Delaware corporation ("CROSSWALK"), CROSSWALK MERGER CORP. ("the Merger Subsidiary"), a Virginia corporation and a wholly-owned subsidiary of CROSSWALK, WIKE ASSOCIATES, INC., a Virginia corporation ("Wike"), and its sole stockholder, Stephen M. Wike ("Stockholder"), and provides for Wike to become a wholly-owned subsidiary of CROSSWALK by merger of Wike with and into the Merger Subsidiary, and for Stockholder, by such merger, to become a stockholder of CROSSWALK.

     WHEREAS, CROSSWALK wishes to acquire, on the terms and subject to the conditions reflected below, the business of Wike (the "Acquired Business"); and

     WHEREAS, Wike believes that it is desirable and in the best interests of Wike that its business be combined with that of CROSSWALK by merger of Wike with and into the Merger Subsidiary so that Wike (as merged into the Merger Subsidiary) will become a wholly-owned subsidiary of CROSSWALK as provided below (the "Merger");

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Plan of Reorganization and Agreement do hereby agree as follows:

                                   ARTICLE 1
                                THE TRANSACTION

     1.1 THE TRANSACTION. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, Wike will merge with and into the Merger Subsidiary, whereby the Merger Subsidiary is the surviving corporation, by filing with the State Corporation Commission of the Commonwealth of Virginia the fully executed Merger Agreement, in a form identical in all material respects to that attached hereto as Exhibit 1.1, and such other documents as may be required by applicable law to effectuate the Merger. In addition, the following shall occur:

          1.1.1 all of the shares of common stock of Wike outstanding prior to the Transaction will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into shares of common stock of the Merger Subsidiary;

          1.1.2 upon surrender of the certificate(s) for all of the shares of common stock of Wike outstanding prior to the Transaction, Stockholder shall obtain the right to receive the Consideration (as defined below), without interest or any similar payment thereon or with respect thereto.

          1.1.3 the officers of Wike immediately prior to the effectiveness of the Merger will resign effective as of the Merger and the officers of the Merger Subsidiary shall remain the officers of the Merger Subsidiary immediately after the effectiveness of the Merger;

          1.1.4 the board of directors of the Merger Subsidiary immediately prior to the effectiveness of the Merger shall be the board of directors of the Merger Subsidiary immediately after the Merger;

          1.1.5 the Merger Subsidiary, as the surviving entity of the Merger, shall be the owner of all of the business, assets, rights and other attributes theretofore held by either the Merger Subsidiary or Wike;

          1.1.6 the Articles of Incorporation and Bylaws of the Merger Subsidiary as in effect immediately prior to the effectiveness of the Merger shall remain in effect as the Articles of Incorporation and Bylaws of the Merger Subsidiary immediately following the Merger; and

          1.1.7 the name of the Merger Subsidiary shall thereafter be Media Management, Inc.

Nothing in this Agreement shall be deemed to restrict in any way the ability of CROSSWALK, as sole stockholder of the Merger Subsidiary following the Merger, to alter the number and membership of the board of directors of the Merger Subsidiary, to amend its bylaws and articles of incorporation, or to take any other action permitted to it by law in its capacity as sole shareholder thereof. Nothing in this Agreement shall be deemed to restrict in any way the ability of the board of directors of the Merger Subsidiary, following the Merger, to elect new officers or reappoint officers of the Merger Subsidiary, or to take any other action legally permitted to the board of directors.

     1.2 CONSIDERATION. Pursuant to the Transaction, Stockholder shall be entitled to receive, from and after the effectiveness of the Merger, in respect of the shares of common stock of Wike outstanding immediately prior to the Transaction (and upon surrender of the certificate(s) therefor, duly endorsed and in all respects in proper form of transfer) a certificate representing 494,845 shares of the common stock of Crosswalk.com, Inc., plus a payment of Two Million Dollars ($2,000,000), subject to the following terms (the "Consideration"). Of the said $2,000,000, $1,950,000 will be delivered at the Closing, and the balance of $50,000 will be delivered within 90 days thereafter, subject to adjustment as set forth in Article 4 hereof. It is understood that the shares of common stock of Crosswalk.com, Inc., delivered as part of the Consideration will not be registered pursuant to the Federal Securities Act of 1933 or pursuant to the laws of any state, and consequently may only be sold pursuant to Rule 144 of the Securities and Exchange Commission and otherwise in accordance with the requirements for applicable exemptions from registration and other requirements of federal and state securities laws.

     1.3 CLOSING.

          1.3.1 The closing of the purchase and sale of the Stock (the "Closing") shall be held at the offices of Crosswalk.com Inc., 4206F Technology Ct., Chantilly, VA 20151, at 3:00P.M. on August 13, 1999 or at such other date and time as shall be agreed to by the parties. Each of the parties hereto agrees to utilize their respective best efforts to cause such closing to occur on the first closing date specified above or as soon as practicable thereafter.



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          1.3.2 At the Closing,

               1.3.2.1. Stockholder and Wike, as the case may be, shall deliver to CROSSWALK:

                    1.3.2.1.1 Such affidavits and certificates, from Stockholder, Wike and from any other essential parties as CROSSWALK shall deem necessary to relieve CROSSWALK of any obligation to deduct and withhold any portion of the Consideration pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code");

                    1.3.2.1.2 All original books and records of Wike which are in Wike's or Stockholder's possession;

                    1.3.2.1.3 All consents, approvals and waivers under any loan or other agreements of Wike that are required to consummate this Agreement or any of the transactions contemplated hereby; and all filings, registrations, approvals, consents and authorizations by or with, and notifications to, all third parties (including, without limitation, governmental entities and authorities, domestic and foreign) required to consummate this Agreement or any of the transactions contemplated hereby, which approvals and authorizations shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority;

                    1.3.2.1.4 Certifications from the appropriate officials of the Commonwealth of Virginia that Wike has paid all taxes that were due as of the date of the Closing;

                    1.3.2.1.5 Certificates representing all the outstanding Stock of Wike, duly endorsed for transfer, or accompanied by duly executed stock powers with all requisite state and federal transfer stamps, if any, affixed thereto;

                    1.3.2.1.6 A certificate, dated the date of the Closing and signed by the Stockholder, that the representations and warranties of Stockholder contained in this Agreement shall be true and correct in all material respects as of the date hereof, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date);

                    1.3.2.1.7 A certificate, dated the date of the Closing and signed by the President of Wike, that the representations and warranties of Wike contained in this Agreement shall be true and correct in all material respects as of the date hereof, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date);

                    1.3.2.1.8 An opinion or opinions of counsel to Wike in form and substance reasonably satisfactory to counsel to CROSSWALK, dated the date of the Closing; and

                    1.3.2.1.9 All other documents consistent with the purposes of this Agreement as CROSSWALK shall have reasonably requested (other than additional opinions of counsel); and

               1.3.2.2 CROSSWALK shall deliver to Wike and Stockholder, in such form and containing such terms and provisions as shall reasonably satisfy Wike, Stockholder and their counsel:

                    1.3.2.2.1 The Consideration required by Section 1.2;



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                    1.3.2.2.2 A certificate, dated the date of the Closing and signed by the President or a Vice-President of CROSSWALK, that the representations and warranties of CROSSWALK contained in this Agreement shall be true and correct in all material respects as of the date hereof, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date);

                    1.3.2.2.3 An opinion of counsel to CROSSWALK in form and substance reasonably satisfactory to counsel to Wike, dated the date of the Closing; and

                    1.3.2.2.4 All other documents consistent with the purposes of this Agreement as Wike and Stockholder shall have reasonably requested (other than additional opinions of counsel).

          1.3.3 CROSSWALK's obligation to close hereunder shall be contingent upon its receipt, as of the Closing, of a fairness opinion in form and substance satisfactory to it and its counsel, verifying, inter alia, that the Consideration to be paid hereunder is fair and reasonable to CROSSWALK and its stockholders, the said opinion to be provided by Scott & Stringfellow.

          1.3.4 Stockholder's obligation to close hereunder shall be contingent upon his receipt, as of the Closing, of an opinion from a tax counsel of his choosing and at his expense, verifying that his receipt of Crosswalk.com, Inc. common stock, in exchange for his shares of stock of Wike, is a nontaxable event based on the Transaction.

                                    ARTICLE 2
             REPRESENTATIONS AND WARRANTIES OF WIKE AND STOCKHOLDER

     Wike and Stockholder jointly and severally represent and warrant to CROSSWALK as follows:

     2.1 CORPORATE STATUS OF WIKE. Wike is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. There are no other jurisdictions in which the character of the properties owned, leased or operated by Wike or the nature of the business transacted by Wike might make qualification as a foreign corporation doing business in such jurisdiction necessary. The failure of Wike to have qualified as a foreign corporation doing business in any state does not and will not have a materially adverse effect upon the Acquired Business. Wike has no Subsidiaries and no investment or ownership interest in any other corporation, partnership, joint venture, trust or unincorporated organization.

     2.2 AUTHORITY. Wike has the full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted and to execute, deliver, and perform this Agreement and the other transactions contemplated herein and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by Wike's Board of Directors and Stockholder, and no other corporate proceedings on the part of Wike, including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby.

     2.3 CAPITALIZATION. The authorized capital stock of Wike consists of 5,000 shares of common stock, no par value. There are no other stockholders of Wike, other than Stockholder. There are 1,100 shares of common stock issued and no additional shares are authorized for issuance. All of the issued and




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outstanding share of Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by Stockholder, free and clear of any liens, pledges, security interests, encumbrances, taxes, or claims of any kind. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts rights to subscribe, conversion rights or other agreements or commitments to which Wike or Stockholder is a party or which are binding upon Wike or Stockholder providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Wike. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Wike. Wike is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     2.4 NO DEFAULT OR VIOLATION. Except as contemplated by Section 2.9 and except for such matters, if any, which, together, do not and will not have a material adverse effect upon the Acquired Business, the execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Articles of Incorporation or By-Laws or other organizational documents of Wike, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance on the common stock or any of the assets of the Acquired Business, pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which Wike is a party or by which Wike or any of its assets or properties may be bound or which is applicable to Wike or any of its assets or properties. Except as contemplated by Section 2.9 and except for such matters, if any, which, together, do not and will not have a material adverse effect upon the Acquired Business, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by Wike and Stockholder or the consummation by Wike and Stockholder of this Agreement and the other transactions contemplated hereby.

     2.5 FINANCIAL STATEMENTS. Wike has previously furnished to CROSSWALK true and complete copies of its profit and loss statements for each of the years ended November 30, 1998 and 1997, a balance sheet dated November 30, 1998, and a balance sheet as of the end of each calendar month thereafter, copies of which are attached as Exhibit 2.5 (the "Wike Reports"). Each of the profit and loss statements fairly presents the results of operations as of the dates therein set forth and the balance sheet fairly presents the assets and liabilities of Wike, excluding unbooked intellectual property, as of its date, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. As of the Closing, the Net Worth of Wike, in accordance with generally accepted accounting principles, shall be no less than $506,000, the amount shown on the Wike balance sheet for June 30, 1999, including August billings and associated costs of sales and expenses posted after the Closing. CROSSWALK shall cause the books and records of Wike to be audited by the accounting firm of Hoffman, Morrison & Fitzgerald, P.C., within 90 days following the Closing. The determination of said accounting firm as to the net worth of Wike as of the Closing date shall be final, binding, and conclusive upon the parties. Said determination will include recognition of an accrual for 1999 income taxes which have not been accrued heretofore by Wike. It is understood by the parties that Stockholder will not be responsible for payment of Wike's 1999 income taxes.

     2.6 ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED LIABILITIES. Since June 30, 1999, there has not occurred or arisen, whether or not in the ordinary course of business, (a) any material adverse change in the business, operations, assets, financial condition, results of operations, properties or prospects of Wike, or (b) any event, condition or state of facts of any character that might materially and



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

adversely affect the business, operations, assets, financial condition, results of operations, properties or prospects of Wike. Wike has no material liabilities or obligations, fixed, accrued, contingent or otherwise, that are not fully reflected or provided for on, or disclosed in the notes to, the consolidated balance sheet at November 30, 1998 (the "1998 Balance Sheet") or elsewhere in the Wike Reports, except (a) liabilities and obligations incurred in or as a result of the ordinary course of business since June 30, 1999, none of which individually or in the aggregate has been or is materially adverse to the business, operations, assets, financial condition, results of operations, properties or prospects of Wike, (b) liabilities and obligations permitted by or provided for or contemplated by this Agreement and (c) liabilities and obligations disclosed on Exhibit 2.6.

     2.7 TITLE TO ASSETS; CONDITION.

          2.7.1 Wike has good record title to, or a valid leasehold interest in, all of the assets of the Acquired Business. None of the assets is subject to any mortgage, pledge, lien, security interest or other encumbrance. All plant, equipment and personal property owned by Wike and related to the Acquired Business are in good operating condition and repair. No notice has been received by Wike from any insurance company that has issued a policy with respect to any of the assets or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work relating to the assets.

          2.7.2 Except for such matters, if any, which, together, do not and will not have a material adverse effect upon the Stock to be transferred or the Acquired Business, to the best of knowledge and belief after due investigation, Wike is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to its properties. There are no proceedings materially affecting the present or future use of any such property for the purposes for which it is used or the purposes for which it is intended to be used. All buildings, structures and fixtures used by Wike in connection with the Acquired Business are in good operating condition and repair and are insured with coverages that are usual and customary for similar properties and similar businesses.

     2.8 RECEIVABLES. All of the Receivables set forth in Exhibit 2.10(i) are good, valid and existing accounts; and Exhibit 2.10(i) sets forth all accounts receivable of the Acquired Business. Wike has good title to all of the Receivables, free and clear of all liens, security interests, encumbrances and other rights and claims of other persons or entities.

     2.9 CONTRACTS. Wike has delivered to CROSSWALK or made available to CROSSWALK a true and complete copy of each of the leases, contracts, licenses and other agreements and all amendments thereto (collectively, the "Contracts"). All Contracts are in full force and effect. With respect to goods and services delivered by Wike pursuant to the Contracts before the Closing, Wike has substantially performed its obligations under the Contracts and has complied in all material respects with all specifications thereto, and Wike has not received any notice of default, nor is it in material default, nor does any condition exist which with notice or the lapse of time, or both, will render Wike in material default, under any of the Contracts. Certain of the Contracts may require the consent of the other party(ies) thereto in the case of the purchase of the Acquired Business, as indicated on Exhibit 2.9. Neither Wike nor any of its officers, directors, employees, representatives or other agents has any knowledge or reason to believe or suspect that any party to any of the Contracts will not approve or consent to the purchase of the Acquired Business. The other parties to the Contracts are in compliance with all material terms and conditions of the Contracts. No party to a Contract has notified Wike of its intention to terminate or materially change the nature of its transaction or relationship with Wike or CROSSWALK under any such Contract.



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

     2.10 COMPLETENESS OF DOCUMENTATION. Except for items which individually or in the aggregate are not material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business, Exhibit 2.10 describes changes to information provided to CROSSWALK since June 30, 1999, or the last month previously provided, concerning outstanding proposals (2.10a); subcontracts (2.10b); customer orders (2.10c); Tangible Assets (2.10d); supplies and inventory (2.10e); owned (2.10f) and licensed (2.10g) Intellectual Property; Prepaid Expenses (2.10h); Receivables (2.10i); leased property (2.10j); Leased Equipment (2.10k); product warranties and other records related to the assets (2.10l); and unbooked assets (2.10m) of Wike, used in connection with the performance of the Contracts or in connection with the preparation of proposals in process, or otherwise in the Acquired Business, including, without limitation, all machinery, equipment, tools, furniture, fixtures, vehicles, related parts and supplies and leases for the same; all intellectual property (including software, development tools and kits) relating to or used in connection with the development, manufacture, distribution or sale of any products or services provided in connection with the Contracts or otherwise in the Acquired Business; agreements or other arrangements for shipping, maintenance, repair and other services; agreements or other arrangements for supplies and materials; sewer, electrical and other utilities; and prepayments for any of the preceding items.

     2.11 COMPLIANCE WITH APPLICABLE LAW. Wike has all requisite licenses, permits and certificates from all foreign, federal, state and local authorities necessary to perform the Contracts and to conduct the Acquired Business as presently conducted, and to own, lease and operate its properties. Wike has performed the Contracts and conducted the Acquired Business in compliance in all material respects with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, concessions, grants or other authorizations of any court or of any governmental entity or authority.

     2.12 ABSENCE OF CERTAIN CHANGES. Since June 30, 1999, Wike has conducted its business only in the ordinary course and consistent with prior practice, and Wike has not:

          2.12.1 discharged, satisfied or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, material to the Acquired Business, other than current liabilities and current portion of long-term debt, if any, shown on the 1998 Balance Sheet and monthly balance sheets through June 30, 1999, and current liabilities incurred since the date of the 1998 Balance Sheet and monthly balance sheets through June 30, 1999, in the ordinary course of business and consistent with its prior practice;

          2.12.2 suffered any damage or destruction in the nature of a casualty loss or other loss that would be treated as an extraordinary item pursuant to Opinion No. 30 of the Accounting Principles Board, whether covered by insurance or not, adversely affecting any property or business of the Acquired Business, that might reasonably be expected to be material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business;

          2.12.3 granted any increase in the compensation payable or to become payable by Wike to its directors, officers, managers, consultants or agents employed in the Acquired Business or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons, except at shown on Exhibit 2.12.3;

          2.12.4 encountered any labor union organizing activity material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business considered alone, had any employee strike, work-stoppage, slow-down or lockout, or any substantial threat of any imminent strike, work-stoppage, slow-down or lock-out, or had any adverse change in its relations with its employees, agents, customers or suppliers or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or could reasonably be expected to have, individually



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

or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business;

          2.12.5 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign intellectual property, or modified any existing rights with respect thereto, as related to the Acquired Business, other than in the ordinary course of business and consistent with prior practice;

          2.12.6 canceled or compromised any debts or waived or permitted to lapse any claims or rights of substantial value, or sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with prior practice;

          2.12.7 made any material capital expenditure or commitment for any addition to property, plant or equipment not in the ordinary course of business and consistent with prior practice;

          2.12.8 made any change in any method of accounting or accounting practice;

          2.12.9 paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any officer, director, "affiliate," officer of an "affiliate," director of an "affiliate," "associate" of an officer, "associate" of a director, or "associate" of an "affiliate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission), except for normal business advances to employees consistent with prior practices, except as shown on Exhibit 2.12.9; or

          2.12.10 agreed, whether in writing or otherwise, to take any action described in this Section 2.12.

     2.13 LITIGATION.

          2.13.1 Except as disclosed to CROSSWALK on Exhibit 2.13, there is no investigation, inquiry or review by any governmental entity or authority with respect to Wike pending or threatened, nor has any governmental entity indicated to Wike an intention to conduct the same;

          2.13.2 except as identified in Exhibit 2.13, there is no "Action" (as defined in Section 5.1) of any kind, pending or threatened, at law or in equity, before any court, arbitrator, governmental entity or authority, that involves, affects or relates to Wike or any of its officers, directors, employees, properties or assets in connection with the business and affairs of the Acquired Business, that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business considered alone;

          2.13.3 to Wike's knowledge, there is no basis or ground for any Action; and

          2.13.4 neither Wike nor any of its directors, officers, employees or properties is subject to any order, writ, injunction, decree or judgment of any court, arbitrator or governmental entity or authority that involves, affects or relates to the Acquired Business.

     2.14 TAX MATTERS. Wike has complied in all material respects with the requirements for filing federal, state, local and foreign tax returns and reports required to be filed by it or on its behalf. All taxes shown by the returns to be due and payable have been paid or are reflected as a liability on the Wike balance sheets included in the Wike Reports. All tax returns of Wike that have been examined by any governmental authority since December 31, 1994 are identified on Exhibit 2.14 along with the respective authority; CROSSWALK has been provided with a copy of all returns and any assessments resulting from such examinations, and all assessments, penalties and interest have been paid in full. Wike has not been notified in writing or otherwise by any taxing authority of any pending actions, claims, suits or assessments for any tax deficiency. The accruals for taxes reflected on the Wike balance sheets are adequate under generally accepted accounting principles for all unpaid federal, state, local or foreign taxes (including but not limited to interest, charges, fees, levies or other assessments, gross receipts, excise and franchise taxes and penalties, if any, thereon) due or that will become due for any period commencing prior to the date of the Closing. Wike has no material liability, contingent or otherwise, for unpaid federal, state, local or foreign taxes (including, but not limited to interest, charges, fees, levies or other assessments, gross receipts, excise and franchise taxes and penalties, if any, thereon) due or that will become due for any period commencing prior to the date of such Wike balance sheets that is not reflected on such Wike balance sheets. Wike has not made an election under
Section 341(f) of the Code. Wike is not a party to any tax indemnity or tax sharing agreement.

     2.15 EMPLOYEE BENEFIT PLANS; COMPLIANCE WITH ERISA. Exhibit 2.15 contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by Wike and related to the Acquired Business and maintained at any time after December 31, 1994, by Wike or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes Wike (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "Wike Plans"). Wike has made available to CROSSWALK true, correct and complete copies of all Wike Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. With respect to any "defined benefit plan," as defined in Section 3(35) of ERISA, Wike has made available a copy of the latest annual actuarial report, and with respect to all Wike Plans the latest Forms 5500. Neither Wike nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has Wike or any Affiliate ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA. Neither Wike nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither Wike nor any Affiliate has ever maintained a Wike Plan providing health or life insurance benefits to former employees (other than as required by Part 6 of Subtitle B of Title I of ERISA). No plan previously maintained by Wike or its Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such Wike Plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any such Wike Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. With respect to all the Wike Plans, Wike and every Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither Wike nor any Affiliate, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Wike Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject Wike or CROSSWALK or their Subsidiaries, affiliates, directors or employees or the Wike Plans or the trusts relating thereto or any party dealing with any of the Wike Plans or trusts to any tax or penalty on "prohibited transactions" imposed by
Section 4975 of the Code. Neither the Wike Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

     Each Wike Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to CROSSWALK; and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Wike Plan that is a "defined benefit plan" as defined in Section 3(35) of ERISA, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such Wike Plan, and there is no unpaid contribution for any Wike Plan year ended prior to the Closing as required under Section 412 of the Code. With respect to each Wike Plan which is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing under the Wike Plan terms and applicable law have been made.

     There is no Action threatened or pending or that can reasonably be expected to be asserted with respect to any of the Wike Plans or any prior plan maintained by Wike, and there are no outstanding written requests, other than routine requests for information concerning such Wike Plans, by participants, beneficiaries or any government agency. All of the liabilities with respect to all of the Wike Plans are accurately reflected in Wike's financial statements and Wike's balance sheets included in the Wike Reports.

     2.16 EMPLOYMEMT-RELATED MATTERS. Except for such matters, if any, which, together, do not and will not have a material adverse effect upon the Stock to be transferred or the Acquired Business, to the best of knowledge and belief, after due investigation, (a) Wike is in compliance with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment; (b) Wike is not a party to any collective bargaining agreement or other contract or agreement affecting the Acquired Business with any labor organization or other representative of any employees related to the Acquired Business; (c) there is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect, that is pending or threatened against or otherwise affecting the Acquired Business or Wike, and Wike has not experienced any labor controversy within the past three years; (d) no labor representation question exists or has been raised respecting any of the employees of Wike; (e) Wike has not closed any plant or facility, or effectuated any layoffs of employees or implemented any early retirement, separation or window program at any time from or after June 30, 1996 nor has Wike planned or announced any action or program for the future with respect to which Wike has or may have any material liability; and (f) Wike is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute relating to employment.

     2.17 ENVIRONMENTAL.

          2.17.1 To the best of Wike's knowledge and belief (a) there is no liability for violation of any applicable Environmental Law (as defined in Section 5.1) or for clean-up or similar costs with respect to any Environmental Contamination (as defined in Section 5.1) as a result of (i) an act or omission of Wike or, (ii) to Wike's knowledge, acts or omissions of third parties, (b) Wike has not received any communication (written or oral), whether from a governmental authority, employee, or any other person that alleges that Wike is not in compliance, (c) there are no circumstances that may prevent or interfere with full compliance in the future, and (d) all permits and other governmental authorizations currently held by Wike pursuant to the Environmental Laws are in full force and effect and no other permits are required by Wike.

          2.17.2 There is no Environmental Claim (as defined in Section 5.1) pending or threatened against or involving Wike or against any person or entity whose liability for any Environmental Claim Wike has or may have retained or assumed either contractually or by operation of law.

          2.17.3 To the best of Wike's knowledge and belief (a) there are no past or present actions, activities, circumstances, conditions, events or incidents caused, performed or omitted by Wike, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern (as defined in Section 5.1), that could form the basis of any Environmental Claim against Wike, and, (b) there are no such actions, activities, circumstances, conditions, events or incidents caused, performed or omitted by third parties, that could form the basis of any Environmental Claim against any person or entity whose liability for any Environmental Claim Wike may have retained or assumed either contractually or by operation of law.

     2.18 PRODUCT AND SERVICE LIABILITY CLAIMS. No product liability, service liability or warranty claims have been made against Wike for goods or services provided in connection with the Acquired Business.

     2.19 AGREEMENTS, CONTRACTS AND COMMITMENTS

          2.19.1 EXISTENCE. Except as described in Exhibit 2.19.1, in connection with the Acquired Business, Wike is not a party to:

               2.19.1.1 any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

               2.19.1.2 any employment agreement that contains any severance pay liabilities or obligations;

               2.19.1.3 any agreement for personal services or employment;

               2.19.1.4 any agreement of guarantee or indemnification in an amount that (a) could exceed $5,000, or (b) is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business;

               2.19.1.5 any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Wike to compete with any person in any geographic area or to engage in any line of business;

               2.19.1.6 any lease to which Wike is a party as lessor or lessee that (a) provides for future payments of $2,500 or more, or (b) is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business considered alone;

               2.19.1.7 any joint venture agreement or profit-sharing agreement;

               2.19.1.8 except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Wike or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that (a) individually is in the amount of $5,000 or more, or (b) is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business;

               2.19.1.9 any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment;

               2.19.1.10 any contract or agreement for the future sale by Wike of materials, products, services or supplies that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of Wike considered as a whole or of the Acquired Business considered alone;

               2.19.1.11 any contract or agreement for the future purchase by Wike of any materials, equipment, services, or supplies, that either provides for payments in excess of $2,500 and cannot be terminated by it without penalty upon less than three (3) months' notice or was not made in the ordinary course of business and consistent with prior practice;

               2.19.1.12 any agreement that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

               2.19.1.13 any agreement or arrangement for the assignment, sale or other transfer by Wike of any agreement or lease (or right to payment thereunder) by which it leases materials, products or other property to a third party;

               2.19.1.14 any contract or agreement that provides for any discount other than pursuant to Wike's standard discount terms, which are described in Exhibit 2.19.1.14;

               2.19.1.15 any agreement or commitment for the acquisition, construction or sale of assets owned or to be owned by Wike;

               2.19.1.16 any contract or agreement not described above involving the payment or receipt by Wike of more than $500 individually or $5,000 in the aggregate other than contracts or agreements in the ordinary course of business for the purchase of inventory, supplies or services consistent with prior practice, or for the sale or lease of finished goods or services in the ordinary course of business and consistent with prior practice; or

               2.19.1.17 any contract or agreement not described above that was not made in the ordinary course of business and consistent with prior practice and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business.

     2.19.2 BREACH. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in Exhibit 2.19.1 pursuant to this
Section 2.19 are valid and in full force and effect, and except for such matters, if any, which, together, do not and will not have a material adverse effect upon the Acquired Business, Wike has not, nor has any other party thereto, to the best of its knowledge, breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that Wike will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which breach or default has or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of the Acquired Business. Exhibit 2.19.1 correctly identifies each contract the provisions of which would be materially and adversely affected by this Agreement and each contract that requires the consent of a third party to the Agreement in order to complete this transaction.

     2.20 CUSTOMERS AND ORDERS

          2.20.1 Exhibit 2.20.1 hereto contains a true and complete list of all customers of Wike for goods or services of the Acquired Business. None of the present listed customers has notified Wike of an intention to cease purchasing goods or services from Wike, except as shown on Exhibit 2.20.1.

          2.20.2 Exhibit 2.20.2 hereto contains a true and complete list of all customer orders to Wike related to the Acquired Business outstanding and unfilled as of July 16, 1999. During the period from July 16, 1999 through the date of this Agreement Wike has not accepted customer orders on any terms other than those used in the ordinary course of the Acquired Business and consistent with prior practice, except as shown in said Exhibit.

     2.21 SUPPLIERS. Exhibit 2.21 hereto contains a true and complete list of all material suppliers from or through whom Wike has purchased products or services for use in connection with operation of the Acquired Business. None of the present listed suppliers has notified Wike of an intention to materially change its business relationship with Wike.

     2.22 ABSENCE OF CERTAIN PAYMENTS. Neither Wike nor any director, officer, agent, employee or other person associated with or acting on behalf of Wike has used any funds of Wike for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

     2.23 INTELLECTUAL PROPERTY. Wike owns, or is licensed or otherwise has the full right to use all Intellectual Property of material importance to the conduct of the Acquired Business as currently conducted. Exhibit 2.10(f) lists all Intellectual Property owned by Wike and related to the Acquired Business.
Exhibit 2.10(g) lists all Licensed Intellectual Property and third party licenses related to the Acquired Business (other than end-user licenses of commercially available software related to the Acquired Business). Further, (a) all Intellectual Property that is identified on Exhibit 2.10(f) as owned by Wike is owned by Wike free and clear of any license or sublicense that would prevent the use of the Intellectual Property by CROSSWALK, or any agreement, judgment, order, decree, stipulation or material adverse lien or encumbrance; (b) the business and operations of Wike do not infringe upon or violate any intellectual property owned by any third party; (c) Wike has not received, within the past three (3) years, notice of any claim that Wike has infringed or violated any intellectual property of any third party, or that any Intellectual Property identified on Exhibit 2.10(f) as owned by Wike is invalid or violates or infringes upon the rights of any third party; and (d) Wike has not sent or otherwise communicated to another person any notice, charge, claim or other assertion of, nor does Wike have any knowledge of, any present, impending or threatened infringement or violation by any third party of any Intellectual Property or Licensed Intellectual Property of Wike, or any acts of unfair competition by any third party. Wike maintains reasonable security measures to prevent disclosure or transfer to unauthorized persons of any trade secrets and confidential information that are proprietary to Wike and material to the Acquired Business.

     2.24 INSURANCE CONTRACTS; BANKING RELATIONSHIPS. Exhibit 2.24 lists all contracts of insurance and indemnity in force at the date hereof with respect to Wike and relating to the Acquired Business. Exhibit 2.24 also shows the names and locations of all banks in which Wike has accounts or lines of credit and, with respect to each such account or line of credit, the names of all persons authorized to draw thereon.

     2.25 INTERESTS OF OFFICERS AND DIRECTORS. None of the officers or directors of Wike has any material interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the Acquired Business, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

     2.26 NO MISREPRESENTATIONS. No representation or warranty by Stockholder or Wike in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of Stockholder or Wike pursuant to this Agreement nor any document or certificate delivered to CROSSWALK pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

     2.27 INVESTMENT REPRESENTATIONS.

          2.27.1 Stockholder represents and confirms to CROSSWALK that he (1) is an accredited investor within the meaning of Rule 501(a) under the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in securities of the Purchaser of the type contemplated by this Agreement; (2) is aware of the limits on resale imposed by virtue of the nature of the transaction contemplated hereby; and (3) is receiving the consideration hereunder, to the extent that such consideration consists of securities issued without registration under the Securities Act in reliance on the exemption from registration contained in
Section 4(2) of the Securities Act, which securities are identified for this purpose in Section 1.2 hereto, for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the Securities Act. The certificates representing such securities, when delivered at the Closing, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them appropriate legends including the following:

          This Corporation is a religious corporation. All shares of this corporation are subject to the terms as set forth in the BYLAWS of the corporation which restricts the amendment or deletion of that section of the BYLAWS which prescribes a corporate Statement of Faith in the LORD JESUS CHRIST and directs or prohibits certain corporate actions on the basis of the Statement of Faith.

          The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 and any applicable state securities laws or an opinion of the Company's counsel that registration is not required.

          2.27.2 Stockholder represents and confirms to CROSSWALK that he has received a package of information about CROSSWALK (the "Information Package") including CROSSWALK's most recent 10K, 10Q, Annual Report, proxy statement, and other materials. Stockholder represents and confirms to CROSSWALK that he has carefully reviewed the Information Package, and has relied on the information contained therein, information otherwise provided to him in writing by CROSSWALK, or information made available through the EDGAR database. Stockholder represents and confirms that he understands that all documents, records and books pertaining to this investment have been made available for his inspection, and he has had a reasonable opportunity to ask questions of and receive answers from CROSSWALK, or a person or persons acting on its behalf, concerning CROSSWALK's stock, and all such questions have been answered to his full satisfaction. No oral representations have been made or oral information furnished to Stockholder in connection with the Stock which were in any way inconsistent with the Information Package.

          2.27.3 Stockholder represents and confirms that he recognizes that CROSSWALK is in a development stage and has limited financial or operation history and the CROSSWALK stock as an investment involves significant risks, including those set forth in the Information Package, and overall is a speculative, high risk investment.

          2.27.4 Stockholder represents and confirms that he understands that the CROSSWALK stock has not been registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption therefrom for non-public offerings under Section 4(2) of the Act and Rule 506 of Regulation D of the Securities and Exchange Commission (the "Commission"). Stockholder further understands that CROSSWALK is under no obligation to register the Stockholder's CROSSWALK stock on Stockholder's behalf or to assist Stockholder in complying with any exemption for registration.

          2.27.5 Stockholder represents and confirms that he understands that the shares of CROSSWALK stock are "restricted securities" under applicable federal securities laws and that the Act and the rules of the Commission provide in substance that Stockholder may dispose of the CROSSWALK stock only pursuant to an effective registration statement under the Act or to an exemption therefrom. Stockholder understands that under the commission's rules, Stockholder may dispose of the CROSSWALK stock only pursuant to the Commission's Rule 144, when available, or in "private placements" subject to the same limitations as in the hands of Stockholder. As a consequence, Stockholder understands that he must bear the economic risks of investment in the CROSSWALK stock for an indefinite period of time.

          2.27.6 Stockholder agrees (a) that he will not sell, assign, pledge, give, transfer or otherwise dispose of the CROSSWALK stock or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the CROSSWALK stock, as applicable, under the Act and all applicable state securities laws or in a transaction which is exempt from the registration provisions of the Act and all applicable state securities laws; (b) that the certificate(s) for the CROSSWALK stock will bear a legend making reference to the foregoing restrictions; and (c) that CROSSWALK and any transfer agent for the CROSSWALK stock shall not be required to give effect to any purported transfer of such shares except upon compliance with the foregoing restrictions.

          2.27.7 Stockholder represents and confirms that he understands that neither the Commission nor any state securities commissioner has passed on or endorsed the merits of this offering.

          2.27.8 Stockholder represents and confirms that the CROSSWALK stock is being acquired solely for his own account for investment and not for the account of any other person and not for distribution, assignment or resale to others and no other person has a direct or indirect beneficial interest in such stock.

     2.28 WEB SITE STATISTICS. It is understood that the Consideration hereunder was arrived at based, for the larger part, upon valuation of Wike's internet web site business as opposed to other assets transferred hereunder. Exhibit 2.28 sets forth relevant information concerning, inter alia, membership and access by customers and the public to Wike's GOSHEN.com and related web sites and web pages for the month of July, 1999. The information provided in Exhibit 2.28 is accurate and complete, and fairly represents the level of web site access and operations for the period specified.

     2.29 SUBSIDIARIES; INVESTMENTS. Wike does not own or hold any share of stock or any other security or interest in any other entity or any rights to acquire any such stock or other security or interest.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF CROSSWALK

     CROSSWALK represents and warrants to Wike as follows:

     3.1 CORPORATE STATUS OF CROSSWALK. CROSSWALK is a corporation duly organized, validly existing and in good standing under the laws of Delaware. CROSSWALK is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of CROSSWALK considered as a whole.

     3.2 AUTHORITY FOR AGREEMENT. CROSSWALK has the full corporate power to execute, deliver, and perform this Agreement and the other transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CROSSWALK, and no other corporate proceedings on the part of CROSSWALK including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby.

     3.3 NO DEFAULT OR VIOLATION. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or ByLaws or other organizational documents of CROSSWALK, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which CROSSWALK is a party or by which any of its assets or properties may be bound or which is applicable to its assets or their properties. No authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by CROSSWALK or the consummation by CROSSWALK of this Agreement or the other transactions contemplated hereby.

     3.4 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on Exhibit 3.4, since June 30, 1999, there has not occurred or arisen, whether or not in the ordinary course of business: (a) any material adverse change in the business, operations, assets, financial condition, results of operations, properties or prospects of CROSSWALK considered as a whole, or (b) any event, condition or state of facts of any character that might materially and adversely affect the business, operations, assets, financial condition, results of operations, properties or prospects of CROSSWALK considered as a whole.

                                    ARTICLE 4
                                    COVENANTS

     It is further agreed as follows:

     4.1 CONFIDENTIALITY. Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning any of the other parties furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 4.1, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from such other party on a confidential basis, or (c) disclosed by such other party to others on an unrestricted, non-confidential basis), and will not release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. Such use shall be deemed to include disclosure in confidence to the party's attorneys, accountants, and financial advisors, and financial institutions. It is further agreed that, subject to CROSSWALK's legal obligations and regulatory requirements relating to its public-company status, the timing and content of any public announcement regarding this Agreement and the transactions contemplated thereby will be mutually agreed upon and made jointly by the parties, and that CROSSWALK will provide an advance copy of any such public announcement to Wike.

     4.2 FURTHER ASSURANCES

          4.2.1 GENERALLY. Subject to the terms and conditions herein provided and to the fiduciary duty of each party's board of directors and officers (as applicable), each of the parties agrees to use his or its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including the obtaining of waivers and consents under material contracts and leases and the execution and delivery of any licenses or sublicenses, is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement, or Stockholder, are hereby directed and authorized to use their reasonable best efforts to effectuate all required action. Wike agrees to use all reasonable efforts after the Closing to obtain any necessary consents or waivers to assure CROSSWALK of the benefits of such leases, contracts, commitments or rights.

          4.2.2 COLLECTION OF RECEIVABLES. Stockholder shall provide CROSSWALK reasonable assistance in the collection of the Receivables and any other amounts due CROSSWALK with respect to the Acquired Business.

          4.2.3 OBTAINING CONSENTS. Stockholder and Wike agree that they will assist in obtaining any and all consents from any parties to Contracts such as are required to effectuate the transaction contemplated by this Agreement and all other agreements contemplated hereby.

     4.3 NO-SHOP AGREEMENT. Wike will not, nor will it permit any of its officers, directors, employees, financial advisers, brokers, stockholders or any person acting on its behalf, to consider, solicit or negotiate, or cause to be considered, solicited or negotiated on behalf of Wike or Stockholder, or provide or cause to be provided information to any third party in connection with, any proposal or offer from a third party with respect to the acquisition of Wike, or all or substantially all of its assets, until such time as this Agreement has been terminated pursuant to Article 5.14 hereof.

     4.4 DEFENSE OF CLAIMS AND LITIGATION. At all times from and after the Closing, each party shall consult, confer and cooperate in good faith on a reasonable basis with the other (including, without limitation, the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any claim, litigation or proceeding which relates to the Acquired Business, or any matter which, directly or indirectly, arises therefrom, whether known at the Closing or arising thereafter, against the other or any of their affiliates by any third party. To the extent the indemnification provisions of this Agreement or of any other document delivered in connection with the transactions contemplated hereby apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

     4.5 RETENTION OF BOOKS AND RECORDS. For a period of three (3) years after the date of the Closing, Stockholder shall retain any of its books and records relating to the Acquired Business and not delivered at the Closing. If CROSSWALK desires to obtain any such books and records it may do so by notifying the other party, in writing, at any time prior to the end of such three-year period. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of copies of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

     4.6 NON-COMPETITION AGREEMENT. Unless otherwise agreed between the parties, for a period of five (5) years after the date of the Closing, Stockholder shall not participate, directly or indirectly, as owner, stockholder, joint venturer, subcontractor, supplier, manager, partner, agent, consultant, representative or otherwise, in any business, firm or corporation that manufactures, produces, sells, leases or otherwise provides any products or services similar to, or directly or indirectly competitive with, the products and services of the Acquired Business to any customer; provided, however, that nothing in this paragraph shall preclude Stockholder from owning as an investment a minority interest which shall be less than five percent (5%) of any class of equity security of any publicly traded corporation. This paragraph shall cease to be effective if CROSSWALK, its successors and assigns, shall cease doing business in any form.

     4.7 EMPLOYEES. On or before the Closing, CROSSWALK and each of Stephen M. Wike, Daniel Wike, Joseph Wike, and Paul Lee shall have entered into employment agreements, contingent upon the closing of the transactions set forth in this Agreement, together with confidentiality and noncompetition agreements in the forms set forth in Exhibit 4.7. CROSSWALK shall otherwise have no obligation to employ any employee of Wike or to make any payment to any employee of Wike. Wike agrees that CROSSWALK may employ any present employee of Wike whose work relates to the Acquired Business.

     4.8 INDEMNITIES.

          4.8.1 INDEMNIFICATION OF CROSSWALK. Subject to the limitations set forth in Section 4.8.3, Stockholder shall indemnify and hold harmless CROSSWALK and its respective successors by merger or other operation of law (the "Successors"), directors, officers and assigns from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and disbursements) suffered, incurred or paid:

               4.8.1.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of Stockholder and Wike in this Agreement had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled;

               4.8.1.2 as a result of any Action arising out of or relating to the conduct of Stockholder before or after the Closing or any liability or obligation, or alleged liability, of Stockholder, including, without limitation, any liability or obligation arising out of or relating to the employment of any employees of Wike before the Closing; and

               4.8.1.3 as a result of any Action which arises out of or relates to the failure of Stockholder to pay, promptly and when due, any tax, fee or other charge which shall become due or shall have accrued on account of the use, acquisition or ownership of Wike of any of its assets or any tax, fee or other charge Wike or Stockholder is obligated to pay, or to reimburse CROSSWALK for, hereunder on account of the sale of the Stock or the transactions contemplated hereby.

Notwithstanding anything herein to the contrary, if Stockholder shall be required to indemnify CROSSWALK, or any of its subsidiaries or any of its respective directors, officers, successors or permitted assigns with respect to the same item of damage and amount, the satisfaction of such indemnity to one of them shall discharge Stockholder's obligations to the other to the extent of the amount paid. In the event that CROSSWALK shall have an indemnification claim or other violation of a representation or warranty made by Wike or Stockholder during the time period that part of the Consideration is being withheld as described in Section 1.2, it may defer delivery of the remaining $50,000 held by CROSSWALK, until such time as such claim has been fully resolved or satisfied pursuant to the procedures set forth below. The remedy available to CROSSWALK for any indemnification hereunder shall be satisfied first from the part of the Consideration withheld pursuant to Section 1.2 hereof, to the extent of such amount, and thereafter CROSSWALK may proceed against Stockholder.

          4.8.2 INDEMNIFICATION OF STOCKHOLDER. Subject to the limitations set forth in Section 4.8.3, CROSSWALK shall indemnify and hold harmless Stockholder from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and disbursements) suffered, incurred or paid:

               4.8.2.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of CROSSWALK in this Agreement or in any other instrument or document furnished to Stockholder pursuant to Section 1.3.2.2 hereof had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled;

               4.8.2.2 as a result of any Action arising out of or relating to the conduct of the Acquired Business after the Closing or any liability or obligation, or alleged liability or obligation of CROSSWALK, including, without limitation, any liability or obligation arising out of the employment of former employees of Wike after the Closing;

               4.8.2.3 as a result of any Action which arises out of or relates to the failure of CROSSWALK to pay, promptly and when due, any tax, fee or other charge which shall become due or shall accrue on account of the use, acquisition or ownership of the Stock or the operation or conduct of the Acquired Business by CROSSWALK after the Closing.

          4.8.3 THIRD PARTY CLAIMS. The obligations and liabilities of a party for which indemnification is sought (an "Indemnifying Party") by a person or entity seeking indemnification (an "Indemnified Party") under this Section 4.8 with respect to claims resulting from the assertion of liability by third parties or from liability resulting from the discovery of facts giving rise to indemnification hereunder shall following the following procedures:

               4.8.3.1 The Indemnified Party shall give written notice to the Indemnifying Party of the nature of the assertion of liability by a third party or the discovery of the liability, obligation or facts giving rise to such claim for indemnification, and the amount thereof, promptly after the Indemnified Party learns of such assertion or discovery. The foregoing notwithstanding, failure of an Indemnified Party to comply with its obligations under this Section 4.8.3 shall affect its right to indemnity only to the extent that such failure shall have a material adverse effect on the Indemnifying Party's ability to defend.

               4.8.3.2 If any Action is brought by a third party against an Indemnified Party, the Action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. Until the Indemnifying Party shall have assumed the defense of any such Action, or if, because of material conflicts of interest or defenses available to one but not both the Indemnified and the Indemnifying Parties or other matter which makes it professionally impermissible for both parties to be represented by the same counsel (in which case the Indemnifying Party shall not be entitled to assume the defense of such Action), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.

               4.8.3.3 In any Action initiated by a third party and defended by the Indemnifying Party, subject to the confidentiality provisions of this Agreement, (a) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (b) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (c) the Indemnified Party shall make available to the Indemnifying Party, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Action and (d) the parties shall render to each other such assistance as may be reasonably required for the proper and adequate defense of such Action.

               4.8.3.4 In any Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

          4.8.4 MINIMUM LIABILITY. Stockholder shall not be liable under Section 4.8.1, and CROSSWALK shall not be liable under Section 4.8.2, unless and until the aggregate amount of liability under such Section shall exceed Ten Thousand Dollars ($10,000) in total, in which case the indemnifying party shall make indemnification thereunder for the aggregate amount of such liability, including without limitation, such Ten Thousand Dollars ($10,000).

     4.9 DISTRIBUTION OF PROCEEDS. CROSSWALK agrees that if, during a period of one year following the Closing, CROSSWALK shall enter into a transaction calling for the sale of all or substantially all of its assets, then any distribution of the proceeds of such sale shall be made fairly, in accordance with the interests of the security holders of CROSSWALK, and not in a manner to disproportionately favor any substantial security-holder, officer, or director of CROSSWALK. It is further agreed that in the event of such a sale, the value of the proceeds to the security holders of CROSSWALK shall not be diluted by the making of any unreasonable bonus or unreasonable increase in the compensation of any officer of director of CROSSWALK.

                                    ARTICLE 5
                          DEFINITIONS AND MISCELLANEOUS

     5.1 DEFINITIONS OF CERTAIN TERMS. As used herein, the following terms shall have the following meanings:

          ACQUIRED BUSINESS: as defined in the recitals hereof.

          ACTION: any suit, claim, action, arbitration, dispute, investigation, inquiry, review, or proceeding.

          AFFILIATE: as defined in Section 2.15 hereof.

          CLOSING: as defined in Section 1.3 hereof.

          CODE: as defined in Section 1.3.2.1.1 hereof.

          CONSIDERATION: as defined in Section 1.2 hereof.

          CONTRACTS: as defined in Section 2.9 hereof.

          ENVIRONMENTAL CLAIM: any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by CROSSWALK or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          ENVIRONMENTAL CONTAMINATION: (a) an occurrence occurring or a condition existing relating to the Acquired Business at or before the Closing if such occurrence or condition was in violation of any Environmental Law or Environmental Permit existing at or before the Closing and if CROSSWALK is specifically required to take remedial action with respect thereto by a governmental agency or a negotiated agreement, decree or clean-up plan with a governmental agency, regardless of when such occurrence or condition is discovered or when such remedial action is required, (b) any use, disposal or discharge of Materials of Environmental Concern before the Closing resulting in liability to a third party, regardless of when such use, disposal or discharge is discovered, or (c) an occurrence occurring or condition existing at or before the Closing if CROSSWALK investigates or takes remedial action with respect thereto as required by applicable law or regulation.

          ENVIRONMENTAL LAWS: mean all Federal, state and local laws, rules and regulations relating to pollution or protection of the environment, or occupational or human health and safety, including, without limitation, laws, rules and regulations relating to handling, processing, storage, recycling, emission, discharge, disposal, treatment, transportation, release or threatened release of any Material of Environmental Concern or other waste or material into ambient air, surface water, ground water or land, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (38 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 135 et seq.), and the Food, Drug and Cosmetic Act (15 U.S.C. 2000 et seq.), in each case as these laws have been amended or supplemented.

          ENVIRONMENTAL PERMIT: all certificates, consents, permits, licenses, authorizations and approvals required under or relating to any Environmental Law.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          GOVERNMENT: the Federal Government of the United States of America.

          INTELLECTUAL PROPERTY: all rights to all patents, trademarks, service marks, trade names, mask works, software, programs, development tools, methodologies, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, trade secrets, proprietary information, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto.

          LEASED EQUIPMENT: all leases relating to all leased machinery, equipment, tools, firmware, furniture, fixtures, vehicles, related parts and supplies and all other leased assets.

          MATERIALS OF ENVIRONMENTAL CONCERN: those substances or constituents which are regulated by, or form the basis of liability under, any Environmental Law.

          MERGER: as defined in the recitals hereof.

          MERGER SUBSIDIARY: Crosswalk Merger Corp.

          PREPAID EXPENSES: all advances, prepaid expenses, other prepayments and related rights.

          RECEIVABLES: all accounts receivable together with all cash balances as of the Closing.

          SUBSIDIARY: any corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned by Wike, CROSSWALK or their respective Subsidiaries.

          WIKE REPORTS: as defined in Section 2.5 hereof.

          TANGIBLE ASSETS: all machinery, equipment, tools, firmware, furniture, fixtures, supplies, raw materials, work in process, accessories, vehicles, related parts and supplies, other items related to the Contracts, all related computer programs, software and firmware owned by Wike and used in connection its business, and all other tangible assets of Wike.

          TRANSACTION: the Merger and the related transactions contemplated by this Agreement.

     5.2 BROKERAGE. Each party shall be solely responsible for payment of any fee or charge of any broker, finder, financial advisor or intermediary engaged, employed, or consulted by that party in connection with negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby.

     5.3 AMENDMENTS AND SUPPLEMENTS. This Agreement may be amended or supplemented by a written instrument signed by duly authorized representatives of Stockholder, Wike and CROSSWALK.

     5.4 EXTENSIONS AND WAIVERS. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Neither party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

     5.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted before or after the Closing, and except as provided below, notwithstanding any knowledge or notice of any fact or circumstance which a party may have as the result of such investigation or otherwise, each party and its successors and assigns shall be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive for a period of five (5) years after the Closing.

     5.6 EXPENSES. Each party shall pay its own expenses, including the fees of attorneys, accountants, investment bankers, valuation experts and others, in connection with the transactions contemplated hereby, whether or not they are completed.

     5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard for its principles of conflicts of laws.

     5.8 ALTERNATIVE DISPUTE RESOLUTION. In the event that any dispute arises under any provision of this Agreement, the parties agree to make reasonable efforts to resolve the dispute by negotiation, mediation, or alternative dispute resolution before any resort to legal remedies; provided, however, that the provisions hereof shall not prevent any party from filing a lawsuit, or taking any other action, as may be necessary to preserve the legal rights of such party from impairment or extinction under any applicable statute of limitations or other similar statute or rule of law, and that no party shall be bound by the determination of any mediation or alternative dispute resolution proceeding without that party's consent to the proceeding.

     5.9 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

     To CROSSWALK:

           Crosswalk.com, Inc.
           4206F Technology Ct.,
           Chantilly, VA  20151
           Attn:  Gary A. Struzik

     With a copy to:

           William L. Sargeant, Esq.
           Sargeant & Friedman, P.C.
           407 Church Street NE,  Suite I
           Vienna, VA  22180

     To Wike:

           Wike Associates, Inc.
           d/b/a Media Management
           P.O. Box  21433
           Roanoke, VA  24018

     With a copy to:

           Edward Natt, Esq.
           Osterhoudt, Fergison, Natt, Aheron & Agee, PC
           PO Box 20068
           Roanoke, VA  24018

     To Stockholder:

           Stephen Wike
           17805 Battle Peak Ct.
           Hamilton, VA  20158

     5.10 ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement and the Exhibits and documents delivered at the Closing pursuant to Section 1.3 constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. The representations and warranties of the parties shall not be enlarged or restricted by any statement in any instrument of assignment or other Closing document. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and permitted assigns, and shall inure to the benefit of the Indemnified Parties and their respective legal representatives, successors and permitted assigns. All Exhibits mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

     5.11 CUMULATIVE RIGHTS AND REMEDIES. Each party acknowledges that money damages alone will not adequately compensate the other party for breach of a party's obligations under this Agreement and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available, at law, in equity or otherwise, each party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of this Agreement. Except as provided in Section 4.8, all rights and remedies under this Agreement are cumulative and are in addition to and not exclusive of any other rights and remedies provided hereunder, under any other document delivered as part of a transaction contemplated hereby or otherwise by agreement or law, at equity or otherwise. Without limiting the generality of the foregoing, the parties expressly recognize that specific performance is not either party's sole remedy for any reason hereunder.

     5.12 SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     5.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

5.14 TERMINATION. This Agreement may be terminated (a) by the mutual written consent of all of the parties hereto; (b) by CROSSWALK, upon the giving of written notice thereof to the other parties in the event that the Closing has not occurred on or before August 30, 1999; or (c) by Wike, upon the giving of written notice thereof to the other parties in the event that the Closing has not occurred on or before August 30, 1999.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    CROSSWALK.COM,  INC.

[SEAL]

                                    By:  /s/ WILLIAM M. PARKER
                                         -------------------------
                                         William M. Parker
                                         Chief Executive Officer and President

                                    WIKE ASSOCIATES, INC.

[SEAL]

                                    By:  /s/ STEPHEN M. WIKE
                                         -------------------------
                                         Stephen M. Wike,
                                         President

                                    STOCKHOLDER

[SEAL]

                                         /s/ STEPHEN M. WIKE
                                         -------------------------
                                         Stephen M. Wike